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                                                                    EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 22, 2002

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 200
San Diego, CA 92121

Ladies and Gentlemen:

   We have acted as counsel to Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to shares of common stock, par value $0.01 per share ("Common Stock"), of the Company (the "Shares") and warrants to purchase Common Stock of the Company (the "Warrants"), which may be issued pursuant to a warrant agreement to be dated on or about the date of the first issuance of the Warrants thereunder (the "Warrant Agreement"), between the Company and a bank or trust company as Warrant Agent. The Shares and the Warrants are collectively referred to herein as the "Securities." The Securities are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the "Securities Act Rules"). The aggregate number of shares of Common Stock of the Company issuable as Shares and upon the exercise of Warrants is 3,000,000 shares.

   In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

   In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of Securities, the Company's board of directors (the "Board"), including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which Securities are to be issued and sold.

   Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

   On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

      1. With respect to any offering of shares of Common Stock, when (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the shares of Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the